Exhibit 99.1

TerraForm Power Reports Fourth Quarter and Full Year 2019 Results

NEW YORK, NY, Mar. 17, 2020 - TerraForm Power, Inc. (Nasdaq: TERP) (“TerraForm Power”) today reported financial results for the quarter and full year ended December 31, 2019.

2019 Highlights

•
Net (Loss) Income attributable to Class A shareholders, Adjusted EBITDA and CAFD of $(149) million, $744 million and $173 million, respectively for the full year of 2019. This represents a decrease in Net (Loss) Income attributable to Class A shareholders of $(161) million, an increase in Adjusted EBITDA of $154 million and an increase in CAFD of $47 million, compared to 2018;

•
Executed value-adding acquisitions totaling 480 MW, including the acquisition of 320 MW of DG solar assets in the United States and recent acquisitions of 145 MW of solar plants in Spain, deploying equity of approximately $440 million;

•
Received all permits and a non-materiality determination from the New York Independent System Operator (“NYISO”) required for our two repowering projects in New York that total 160 MW and continue to target a commercial operation date in 2021;

•
Upon signing project-level Long Term Service Agreements (“LTSA”), transitioned 15 out of 16 wind farms in North America to GE who are providing O&M services, an initiative that is expected to reduce annual O&M expenses by $20 million;

•	Replaced our legacy operator in Europe with the original equipment manufacturers for all of our wind farms and executed LTSAs that are expected to lock-in an annualized cost reduction of $4 million;

•
Signed a Framework Agreement with SMA Solar Technology (“SMA”) to provide O&M services for our North American solar fleet, an initiative that is expected to reduce annualized costs by  approximately $5 million and convey robust performance guarantees to our fleet;

•	Executed Terraform Power’s inaugural equity offering, raising $300 million at a price of $16.77 per share or a 50% premium to the stock price as of the beginning of 2019; and

•	Declared a Q1 2020 distribution of $0.2014 per share

“In 2019, we continued to execute our growth strategy, deploying $440 million of equity in accretive acquisitions in North America and Europe, advancing our two repowerings in New York and implementing full scope operations and maintenance contracts with robust performance guarantees for our wind and solar fleets,” said John Stinebaugh, CEO of TerraForm Power.  “Despite our substantial operational progress, 2019 was a transitional year for Terraform Power from a financial perspective as these initiatives were phased-in over the course of the year. Going forward, we believe we are well-positioned to reap the full benefits from these initiatives.”

Results

	Three Months Ended 12/31/2019	Three Months Ended 12/31/2018	Twelve Months Ended 12/31/2019	Twelve Months Ended 12/31/2018
Generation (GWh)	2,329	2,214	9,242	8,088
Net Loss - Class A Shares ($M)	(82)	(15)	(149)	12
Earnings (loss) per Share[1]	$(0.38)	$(0.07)	$(0.7)	$0.07
Adjusted EBITDA[2] ($M)	176	170	744	590
CAFD[2] ($M)	35	27	173	126
CAFD per Share[1,2,3]	$0.16	$0.13	$0.81	$0.69

(1)  Earnings (loss) per share is calculated using Net (loss) income attributable to Class A common stockholders divided by the weighted average anti-dilutive Class A common stock shares outstanding. For the twelve months ended December 31, 2019 and December 31, 2018, weighted average anti-dilutive Class A common stock shares outstanding totaled 213 million, and 182 million, respectively.
(2) Non-GAAP measures. See “Reconciliation of Non-GAAP Measures” section.
(3) CAFD per share is calculated using CAFD divided by the weighted average diluted Class A common stock shares outstanding.

Growth Initiatives

During 2019, we continued to execute our growth strategy, focusing on organic growth initiatives and value-based, third-party acquisitions.

With regards to repowerings of wind farms, we made substantial progress on our two New York projects (Cohocton and Steel Winds) totaling ~160 MW.  We secured all New York state permits required to commence the repowerings and received a non-materiality determination from NYISO, ensuring that we will not have to re-open our interconnection agreements to accommodate the ~25% increase in energy from this initiative. Finally, we executed Payment in Lieu of Taxes (PILOT) agreements with local municipalities for both projects ensuring favorable tax treatment over the long-term.  In terms of next steps, we are currently negotiating key commercial terms of an agreement with GE to secure 80% PTC safe-harbored turbines, and we are in negotiations regarding energy and renewable energy credit hedge agreements with a combination of corporate customers and large financial institutions. The New York repowerings are expected to earn a blended, unlevered after-tax return in the low-teens and de-risk cashflow from these facilities by replacing Clipper turbines, which historically have had operational issues.

The biggest acquisition that we executed in 2019 was our ~$720 million acquisition of the AltaGas DG portfolio which closed in September, adding approximately ~320 MW of DG solar assets to our existing portfolio. We expect to earn a levered return on equity within our targeted range of 9% to 11% on this acquisition. We now own ~750 MW of DG, making Terraform Power one of the largest DG operators in the United States. Diversified across 27 states, the District of Columbia, Puerto Rico and Canada, and with over 300 commercial and industrial customers, our DG portfolio is comprised of assets with an average age of 5 years that have power purchase agreements with an average remaining term of approximately 15 years.

In November, we entered into an agreement to acquire a 100 MW portfolio of regulated Concentrated Solar Power (“CSP”) projects in Spain for an equity investment of $103 million. The Portfolio is comprised of two ~50 MW CSP plants with nine hours of storage capacity that have an average remaining regulatory life of 19 years.  As part of the transaction, we are acquiring the operating company which provides O&M services to the plants and is regarded as one of the best CSP operators in the Spanish market.  We closed this acquisition in February of this year.  In December, we signed and closed the acquisition of 45 MW of regulated solar Photovoltaic (“PV”) assets in Spain for an equity investment of $60 million.  The portfolio is comprised of nine plants that have a remaining regulatory life of 21 years.  We expect to earn a blended return on equity on these investments that exceeds our targeted range of 9% to 11%.

Operations

During 2019, we continued to execute our plan of outsourcing O&M of our wind and solar fleets to best-in-class operators in order to lower our costs and shift operating risk through robust performance guarantees. As of year-end, we have successfully transitioned operatorship of 15 of 16 North American wind farms to GE, positioning Terraform Power to capture the lion’s share of the $20 million of expected annualized cost reductions. Negotiations are ongoing with tax equity investors of the final wind farm, and our expectation is to transition this project to GE by mid-year.  Furthermore, we are pleased to report that as of October 1, performance guarantees are in effect for all 15 wind farms that GE is operating.

In Spain, we replaced the legacy operator for all of our wind farms and executed LTSAs with the original equipment manufacturers. In the case of Uruguay and Portugal, we renegotiated the existing LTSAs to improve economics and drive improvements in the plants’ operational performance. We expect to lock-in annualized cost savings of $4 million, with attractive availability guarantees, from these LTSA agreements.

In November, we signed a Framework Agreement with SMA to provide O&M services for our North American solar fleet. As a result, ~1,000 MW of our solar fleet will be covered by the agreement, with expected annualized cost savings of ~$5 million. The Framework Agreement will help us mitigate operational risk through performance guarantees and provides incentives for SMA to identify opportunities to make accretive investments in our fleet, such as repowerings and upgrades of inverters. The Framework Agreement also includes a volume discount, whereby we can add additional assets, such as our recently acquired DG portfolio, at attractive pricing, provided we meet or exceed certain volume thresholds. In January of 2020, we signed project LTSAs for ~510 MW of our portfolio and expect to fully transition these projects to SMA by April. Upon receipt of consent from project lenders and tax equity investors, we are targeting execution of the balance of the LTSAs and transfer of operations to SMA by mid-2020.

In February of 2020, we signed an amendment to our O&M agreement with Cobra Instalaciones y Servicios (“Cobra”) for five of our CSP plants in Spain. Under the amended agreement, Cobra has agreed to pay for deferred maintenance that will improve the physical condition of the plants and increase production. In addition, the amended agreement provides for better alignment of incentives between owner and operator.  Cobra has agreed to increase the minimum production guarantee from the plants in exchange for greater sharing of upside above various production thresholds.

Financial Results
Net (Loss) Income attributable to Class A shareholders was $(149) million in 2019 compared to $12 million in 2018, primarily due to higher allocation of losses to non-controlling interests in the prior year related to the reduction in U.S. corporate tax rates.

In 2019, we generated CAFD of $173 million, which was $47 million greater than 2018.  On a per share basis, CAFD was $0.81, which was a 17% increase over the prior year.  The increase was largely attributable to a full year contribution from the Saeta acquisition, which closed in June of 2018, a partial year contribution from our recent DG acquisition and cost savings from the implementation of LTSAs in North America and Europe.  This was offset by lower availability from our North American wind fleet, as we accelerated deferred maintenance in order to implement the LTSAs, as well as lower realized prices in North American wind due to contract roll-off and greater negative basis in Texas and a decline in Spanish wholesale market prices.

On a same-store basis, TerraForm Power generated Adjusted EBITDA in 2019 of $413 million, which was an increase of $7 million or 2% compared to 2018.  The increase in same-store Adjusted EBITDA is mainly due to reduced O&M costs and liquidated damages as a result of performance guarantees attributable to our LTSAs with GE.

Liquidity Update
In 2019, we continued to capitalize on attractive market conditions to bolster our liquidity and position ourselves for growth.  In October, we issued $300 million of equity priced at $16.77 per share representing a 50% premium to our price at the beginning of 2019. This issue was comprised of our inaugural $250 million secondary public offering as well as a concurrent $50 million private placement to Brookfield Renewable.

During the year, we were very active on the liability management front at both the corporate and project levels, locking in historically low interest rates.  We issued $700 million of 10-year senior notes at a coupon of 4.75% and used the proceeds to repay our $300 million notes due 2025 and our $344 million Term Loan B due 2022. With that refinancing we expect to realize debt service savings of ~$6 million per year and extend our maturity profile such that we have no corporate maturities until 2023.  Over the course of 2019, we also completed seven non-recourse debt refinancings totaling $1.6 billion, raising net proceeds of ~$460 million and lowering our weighted average interest rate by ~50 bps.

As a result of these initiatives, our corporate liquidity stood at $1.3 billion as of the end of 2019, including our $500 million sponsor line with Brookfield.

Legal and Regulatory Update

In Spain, Royal Decree Law (“RDL”) 17/2019, which established the new rate of reasonable return for renewable energy was enacted in November and ratified in parliament. According to the RDL, for certain plants already in operation on September of 2013 and that do not have an open litigation process against the Kingdom of Spain, the reasonable return will be extended at the current level of 7.4% for the next two regulatory periods until December 2031. This applies to all of our assets in Spain, excluding the 45 MW of PV solar projects that we acquired in December and the 100 MW of CSP projects that we acquired in February 2020.  These plants will earn a 7.1% return for the next six-year regulatory period.

Announcement of Quarterly Distribution

On March 16, 2020, our Board of Directors declared a quarterly distribution with respect to our Class A common stock of $0.2014 per share. The distribution is payable on March 31, 2020, to stockholders of record as of March 27, 2020. This distribution represents our ninth consecutive quarterly distribution payment under Brookfield’s sponsorship.

About TerraForm Power

TerraForm Power owns and operates a best-in-class renewable power portfolio of solar and wind assets located primarily in the U.S. and E.U., totaling more than 4,200 MW of installed capacity. TerraForm Power’s goal is to acquire operating solar and wind assets in North America and Western Europe. TerraForm Power is listed on the Nasdaq Stock Market (Nasdaq: TERP). It is sponsored by Brookfield Asset Management, a leading global alternative asset manager with more than $540 billion of assets under management.

For more information about TerraForm Power, please visit: www.terraformpower.com.

Contacts for Investors / Media:

Sherif El-Azzazi
TerraForm Power
investors@terraform.com

Quarterly Earnings Call Details

Investors, analysts and other interested parties can access TerraForm Power’s 2019 Fourth Quarter and Full Year Results, as well as the Letter to Shareholders and Supplemental Information, on TerraForm Power’s website at www.terraformpower.com.

The conference call can be accessed via webcast on March 17, 2020 at 9:00 a.m. Eastern Time at https://edge.media-server.com/mmc/p/9g2wwrnn.  A replay of the webcast will be available for those unable to attend the live webcast. To participate via teleconference, please dial 1-844-464-3938 toll free in North America, or 1-765-507-2638 for overseas calls at approximately 8:50 a.m. Eastern Time; conference ID: 5462778.

Safe Harbor Disclosure

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks, and uncertainties and typically include words or variations of words such as “expect,” “anticipate,” “believe,” “intend,” “plan,” “seek,” “estimate,” “predict,” “project,” “opportunities,” “goal,” “guidance,” “outlook,” “initiatives,” “objective,” “forecast,” “target,” “potential,” “continue,” “would,” “will,” “should,” “could,” or “may” or other comparable terms and phrases. All statements that address operating performance, events, or developments that TerraForm Power expects or anticipates will occur in the future are forward-looking statements. They may include estimates of expected cash available for distribution ("CAFD"), distribution growth, CAFD accretion, earnings, revenues, income, loss, capital expenditures, liquidity, capital structure, margin enhancements, cost savings, future growth, financing arrangements and other financial performance items (including future distributions per share), descriptions of management’s plans or objectives for future operations, products, or services, or descriptions of assumptions underlying any of the above. Forward-looking statements provide TerraForm Power’s current expectations or predictions of future conditions, events, or results and speak only as of the date they are made. Although TerraForm Power believes its expectations and assumptions are reasonable, it can give no assurance that these expectations and assumptions will prove to have been correct and actual results may vary materially.

Important factors that could cause actual results to differ materially from TerraForm Power’s expectations, or cautionary statements, include but are not limited to: risks related to the proposed acquisition of all our outstanding common stock by an affiliate of Brookfield Asset Management Inc. (“Brookfield”) including whether it will be approved by shareholders and ultimately consummated; risks related to weather conditions at our wind and solar assets; the willingness and ability of counterparties to fulfill their obligations under offtake agreements; price fluctuations, termination provisions and buyout provisions in offtake agreements; our ability to enter into contracts to sell power at acceptable prices and terms, including as our offtake agreements expire; our ability to compete against traditional utilities and renewable energy companies; pending and future litigation; our ability to successfully close the acquisitions of, integrate or realize the anticipated benefits from the projects that we acquire from third parties, including our recently acquired portfolio of distributed generation assets; our ability to close, implement and realize the benefit of our cost and performance enhancement initiatives, including long-term service agreements and our ability to realize the anticipated benefits from such initiatives; equipment failure; risks related to the ability of our hedging activities to adequately manage our exposure to commodity and financial risk; risks related to the outbreak of COVID-19 coronavirus, including its impact on supply chains, personnel, contract counterparties and financial markets; risks related to our operations being located internationally, including our exposure to foreign currency exchange rate fluctuations and political and economic uncertainties; government regulation, including compliance with regulatory and permit requirements and changes in tax laws, market rules, rates, tariffs, environmental laws, consumer protection laws, data privacy laws and policies affecting renewable energy; the regulated rate of return of renewable energy facilities in our Regulated Solar and Wind segment, a reduction of which could have a material negative impact on our results of operations; our ability to grow and make acquisitions with cash on hand, which may be limited by our cash distribution policy; fraud, bribery, corruption or other illegal acts; health, safety, security and environmental risk; the condition of the debt and equity capital markets and our ability to borrow additional funds and access capital markets, as well as our substantial indebtedness and the possibility that we may incur additional indebtedness in the future; operating and financial restrictions placed on us and our subsidiaries related to agreements governing indebtedness; risks related to our relationship with Brookfield, including our ability to realize the expected benefits of sponsorship; and risks related to the effectiveness of our internal control over financial reporting.

TerraForm Power disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data, or methods, future events, or other changes, except as required by law. The foregoing list of factors that might cause results to differ materially from those contemplated in the forward-looking statements should be considered in connection with information regarding risks and uncertainties which are described in our most recent Annual Report on Form 10-K and in subsequent Quarterly Reports on Form 10-Q, as well as additional factors it may describe from time to time in other filings with the Securities and Exchange Commission. TerraForm Power operates in a competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and you should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

TERRAFORM POWER, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Operating revenues, net	$206,734	$213,093	$941,240	$766,570
Operating costs and expenses:
Cost of operations	72,533	74,752	279,896	220,907
Cost of operations - affiliate	—	—	—	—
General and administrative expenses	20,447	22,239	81,063	87,722
General and administrative expenses - affiliate	8,983	5,310	28,070	16,239
Acquisition costs	2,313	(6,856)	3,751	7,721
Acquisition costs - affiliate	920	6,925	920	6,925
Impairment of renewable energy facilities	—	—	—	15,240
Depreciation, accretion and amortization expense	112,505	102,660	434,110	341,837
Total operating costs and expenses	217,701	205,030	827,810	696,591
Operating income	(10,967)	8,063	113,430	69,979
Other expenses (income):
Interest expense, net	51,421	72,349	298,142	249,211
Loss on modification and extinguishment of debt, net	31,141	1,480	26,953	1,480
Gain on sale of renewable energy facilities	(2,252)	—	(2,252)	—
Gain on foreign currency exchange, net	(8,509)	(6,736)	(12,726)	(10,993)
Other income, net	(248)	(6,972)	(2,000)	(4,102)
Total other expenses, net	71,553	60,121	308,117	235,596
Loss before income tax expense (benefit)	(82,520)	(52,058)	(194,687)	(165,617)
Income tax expense (benefit)	8,868	(21,707)	11,898	(12,290)
Net loss	(91,388)	(30,351)	(206,585)	(153,327)
Less: Net (loss) income attributable to redeemable non-controlling interests	2,258	(5,893)	(11,983)	9,209
Less: Net loss attributable to non-controlling interests	(12,021)	(8,969)	(45,918)	(174,916)
Net (loss) income attributable to Class A common stockholders	$(81,625)	$(15,489)	$(148,684)	$12,380

Weighted average number of shares:
Class A common stock - Basic and diluted	225,518	209,142	213,275	182,239
(Loss) earnings per share:
Class A common stock - Basic and diluted	$(0.36)	$(0.07)	$(0.70)	$0.07
Distribution declared per share:
Class A common stock	$0.2014	$0.1900	$0.8056	$0.7600

TERRAFORM POWER, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	As of December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$237,480	$248,524
Restricted cash	35,657	27,784
Accounts receivable, net	167,865	145,161
Derivative assets, current	15,819	14,371
Prepaid expenses	13,514	13,116
Other current assets	57,682	52,033
Due from affiliates	499	196
Deposit on acquisitions	24,831	—
Total current assets	553,347	501,185

Renewable energy facilities, net, including consolidated variable interest entities of $3,188,508 and $3,064,675 in 2019 and 2018, respectively	7,405,461	6,470,026
Intangible assets, net, including consolidated variable interest entities of $690,594 and $751,377 in 2019 and 2018, respectively	1,793,292	1,996,404
Goodwill	127,952	120,553
Restricted cash	76,363	116,501
Derivative assets	57,717	90,984
Other assets	44,504	34,701
Total assets	$10,058,636	$9,330,354
Liabilities, Redeemable Non-controlling Interests and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt and financing lease obligations, including consolidated variable interest entities of $55,089 and $64,251 in 2019 and 2018, respectively	$441,951	$464,332
Accounts payable, accrued expenses and other current liabilities	178,796	181,400
Due to affiliates	11,510	6,991
Derivative liabilities, current	33,969	35,559
Total current liabilities	666,226	688,282
Long-term debt and financing lease obligations, less current portion, including consolidated variable interest entities of $932,862 and $885,760 in 2019 and 2018, respectively	5,793,431	5,297,513
Operating lease obligations, less current portion, including consolidated variable interest entities of $138,816 in 2019	272,894	—
Asset retirement obligations, including consolidated variable interest entities of $116,159 and $86,456 in 2019 and 2018, respectively	287,288	212,657
Derivative liabilities	101,394	93,848
Deferred income taxes	194,539	178,849
Other liabilities	112,072	90,788
Total liabilities	7,427,844	6,561,937

Redeemable non-controlling interests	22,884	33,495
Stockholders’ equity:
Class A common stock, $0.01 par value per share, 1,200,000,000 shares authorized, 227,552,105 and 209,642,140 shares issued in 2019, and 2018, respectively	2,276	2,096
Additional paid-in capital	2,512,891	2,391,435
Accumulated deficit	(508,287)	(359,603)
Accumulated other comprehensive income	11,645	40,238
Treasury stock, 1,051,298 and 500,420 shares in 2019 and 2018, respectively	(15,168)	(6,712)
Total TerraForm Power, Inc. stockholders’ equity	2,003,357	2,067,454
Non-controlling interests	604,551	667,468
Total stockholders’ equity	2,607,908	2,734,922
Total liabilities, redeemable non-controlling interests and stockholders’ equity	$10,058,636	$9,330,354

TERRAFORM POWER, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(206,585)	$(153,327)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, accretion and amortization expense	434,110	341,837
Amortization of favorable and unfavorable rate revenue contracts, net	39,940	38,767
Loss on modification and extinguishment of debt, net	26,953	1,480
Gain on sale of renewable energy facilities	(2,252)	—
Impairment of renewable energy facilities	—	15,240
Loss on disposal of renewable energy facilities	15,483	6,231
Amortization of deferred financing costs, debt discounts, and premiums	14,224	11,009
Unrealized (gain) loss on interest rate swaps	(4,658)	(13,116)
(Reductions) charges to allowance for doubtful accounts, net	(4,239)	4,510
Unrealized loss on commodity contract derivatives, net	14,036	4,497
Recognition of deferred revenue	(3,457)	(1,320)
Stock-based compensation expense	492	257
Gain on foreign currency exchange, net	(11,480)	(12,899)
Deferred taxes	6,983	(14,891)
Other, net	231	—
Changes in assets and liabilities, excluding the effect of acquisitions and divestitures:
Accounts receivable	(8,310)	12,569
Prepaid expenses and other current assets	975	(5,512)
Accounts payable, accrued expenses and other current liabilities	(17,000)	(18,976)
Due to affiliates, net	4,215	3,023
Other, net	28,783	33,822
Net cash provided by operating activities	328,444	253,201
Cash flows from investing activities:
Capital expenditures	(21,184)	(22,445)
Proceeds from insurance reimbursement	—	1,543
Proceeds from the settlement of foreign currency contracts, net	29,806	47,590
Proceeds from divestiture of renewable energy facilities, net of cash and restricted cash disposed	10,848	—
Proceeds from energy rebate and reimbursable interconnection costs	5,117	8,733
Payments to acquire businesses, net of cash and restricted cash acquired	(731,782)	(886,104)
Payments to acquire renewable energy facilities from third parties, net of cash and restricted cash acquired	(73,682)	(8,315)
Other investing activities	6,244	—
Net cash (used in) provided by investing activities	$(774,633)	$(858,998)
Cash flows from financing activities:
Proceeds from issuance of Class A common stock, net of issuance costs	298,767	650,000
Purchase of treasury stock	(8,353)	—
Proceeds from the Senior Notes due 2030	700,000	—
Repayment of Senior Notes due 2025	(300,000)	—
Revolver draws	492,500	679,000
Revolver repayments	(869,500)	(362,000)
Termination of the Term Loan	(343,875)	—
Term Loan principal repayments	(2,625)	(3,500)
Proceeds from borrowings of non-recourse long-term debt	792,216	236,251
Principal payments and prepayments on non-recourse long-term debt	(557,099)	(259,017)
Proceeds from the Bridge Facility	475,000	—
Proceeds from the Sponsor Line - affiliate	—	86,000
Repayments of the Sponsor Line - affiliate	—	(86,000)
Senior Notes prepayment penalties	(18,366)	—
Debt financing fees paid	(37,597)	(9,318)
Sale of membership interests and contributions from non-controlling interests	6,356	7,685
Purchase of membership interests and distributions to non-controlling interests	(30,509)	(29,163)
Due to affiliates, net	—	4,803
Cash distributions to Class A common stockholders	(171,503)	(135,234)
Payments to terminate interest rate swaps	(18,600)	—
Recovery of related party short-swing profit	—	2,994
Net cash provided by financing activities	406,812	782,501
Net (decrease) increase in cash, cash equivalents and restricted cash	(39,377)	176,704
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3,932)	(8,682)
Cash, cash equivalents and restricted cash at the beginning of the year	392,809	224,787
Cash, cash equivalents and restricted cash at the end of the year	$349,500	$392,809

Reconciliation of Non-GAAP Measures

This communication contains references to Adjusted Revenue, Adjusted EBITDA, and cash available for distribution (“CAFD”), which are supplemental Non-GAAP measures that should not be viewed as alternatives to GAAP measures of performance, including revenue, net income (loss), operating income or net cash provided by operating activities. Our definitions and calculation of these Non-GAAP measures may differ from definitions of Adjusted Revenue, Adjusted EBITDA and CAFD or other similarly titled measures used by other companies. We believe that Adjusted Revenue, Adjusted EBITDA and CAFD are useful supplemental measures that may assist investors in assessing the financial performance of TerraForm Power. None of these Non-GAAP measures should be considered as the sole measure of our performance, nor should they be considered in isolation from, or as a substitute for, analysis of our financial statements prepared in accordance with GAAP, which are available on our website at www.terraform.com, as well as at www.sec.gov.  We encourage you to review, and evaluate the basis for, each of the adjustments made to arrive at Adjusted Revenue, Adjusted EBITDA and CAFD.

Calculation of Non-GAAP Measures

We define Adjusted Revenue as operating revenues, net, adjusted for non-cash items, including (i) unrealized gain/loss on derivatives, net, (ii) amortization of favorable and unfavorable rate revenue contracts, net, (iii) an adjustment for wholesale market revenues to the extent above or below the regulated price bands, and (iv) other items that we believe are representative of our core business or future operating performance.

We define Adjusted EBITDA as net income (loss) plus depreciation, accretion and amortization, non-operating general and administrative costs, management fees to Brookfield, interest expense, income tax (benefit) expense, acquisition related expenses, and certain other non-cash charges, unusual or non-recurring items and other items that we believe are not representative of our core business or future operating performance.

We define “cash available for distribution” or “CAFD” as Adjusted EBITDA (i) minus management fees to Brookfield, (ii) minus cash distributions paid to non-controlling interests in our renewable energy facilities, if any, (iii) minus annualized scheduled interest and project level amortization payments in accordance with the related borrowing arrangements, (iv) minus average annual sustaining capital expenditures (based on the long-sustaining capital expenditure plans) which are recurring in nature and used to maintain the reliability and efficiency of our power generating assets over our long-term investment horizon, (v) plus or minus operating items as necessary to present the cash flows we deem representative of our core business operations.

Use of Non-GAAP Measures

We disclose Adjusted Revenue because it presents the component of operating revenue that relates to energy production from our plants, and is, therefore, useful to investors and other stakeholders in evaluating performance of our renewable energy assets and comparing that performance across periods in each case without regard to non-cash revenue items.

We disclose Adjusted EBITDA because we believe it is useful to investors and other stakeholders as a measure of our financial and operating performance and debt service capabilities. We believe Adjusted EBITDA provides an additional tool to investors and securities analysts to compare our performance across periods without regard to interest expense, taxes and depreciation and amortization. Adjusted EBITDA has certain limitations, including that it: (i) does not reflect cash expenditures or future requirements for capital expenditures or contractual liabilities or future working capital needs, (ii) does not reflect the significant interest expenses that we expect to incur or any income tax payments that we may incur, and (iii) does not reflect depreciation and amortization and, although these charges are non-cash, the assets to which they relate may need to be replaced in the future, and (iv) does not take into account any cash expenditures required to replace those assets. Adjusted EBITDA also includes adjustments for impairment charges, gains and losses on derivatives and foreign currency swaps, acquisition related costs and items we believe are infrequent, unusual or non-recurring, including adjustments for general and administrative expenses we have incurred as a result of the SunEdison bankruptcy.

We disclose CAFD because we believe cash available for distribution is useful to investors and other stakeholders in evaluating our operating performance and as a measure of our ability to pay distributions. CAFD is not a measure of liquidity or profitability, nor is it indicative of the funds needed by us to operate our business. CAFD has certain limitations, such as the fact that CAFD includes all of the adjustments and exclusions made to Adjusted EBITDA described above.

The adjustments made to Adjusted EBITDA and CAFD for infrequent, unusual or non-recurring items and items that we do not believe are representative of our core business involve the application of management's judgment, and the presentation of Adjusted EBITDA and CAFD should not be construed to infer that our future results will be unaffected by infrequent, non-operating, unusual or non-recurring items.

In addition, these measures are used by our management for internal planning purposes, including for certain aspects of our consolidated operating budget, as well as evaluating the attractiveness of investments and acquisitions. We believe these Non-GAAP measures are useful as a planning tool because they allow our management to compare performance across periods on a consistent basis in order to more easily view and evaluate operating and performance trends and as a means of forecasting operating and financial performance and comparing actual performance to forecasted expectations. For these reasons, we also believe these Non-GAAP measures are also useful for communicating with investors and other stakeholders.

The following tables present a reconciliation of operating revenues to Adjusted Revenue and net loss to Adjusted EBITDA and to CAFD:

	Three Months Ended December 31		Twelve Months Ended December 31
(in millions)	2019	2018	2019	2018
Reconciliation of Net Loss to Adjusted EBITDA
Net (loss) income attributable to Class A common stockholders	$(82)	$(15)	$(149)	$12
Net income attributable to redeemable and non-redeemable non-controlling interests	$(9)	$(15)	$(58)	$(165)
Net loss	$(91)	$(30)	$(207)	$(153)
Depreciation, accretion and amortization expense (a)	125	112	489	380
Interest expense, net	51	72	298	249
Non-operating general and administrative expenses (b)	9	11	36	49
Impairment charges	—	—	—	15
Loss (gain) on extinguishment of debt	31	(1)	27	(1)
Acquisition and related costs	3	—	5	15
Income tax expense	9	(22)	12	(12)
Regulated Solar and Wind price band adjustment (c)	5	2	14	12
Management Fee (d)	9	4	27	15
Other non-cash or non-operating items (e)	25	22	43	21
Adjusted EBITDA	$176	$170	$744	$590

(in millions)	Three Months Ended December 31		Twelve Months Ended December 31
Reconciliation of Operating Revenues, net to Adjusted Revenue	2019	2018	2019	2018
Operating revenues, net	$207	$213	$941	$767
Unrealized (gain) loss on commodity contract derivatives, net (f)	18	8	14	4
Amortization of favorable and unfavorable rate revenue contracts, net (g)	11	10	40	39
Regulated Solar and Wind price band adjustment (c)	5	2	14	12
Other items (h)	1	2	2	2
Adjusted Revenue	$242	$235	$1,011	$824

(in millions)	Three Months Ended December 31		Twelve Months Ended December 31
Reconciliation of Adjusted Revenue to Adjusted EBITDA and Adjusted EBITDA to CAFD	2019	2018	2019	2018
Adjusted Revenue	$242	$235	$1,011	$824
Direct Operating costs	(68)	(66)	(274)	(235)
Settled FX gain (loss)	2	1	7	1
Adjusted EBITDA	$176	$170	$744	$590
Fixed management fee (d)	(4)	(3)	(13)	(10)
Variable management fee (d)	(5)	(2)	(14)	(5)
Adjusted interest expense (i)	(72)	(72)	(289)	(256)
Levelized principal payments (j)	(53)	(60)	(239)	(173)
Cash distributions to non-controlling interests (k)	(7)	(6)	(20)	(26)
Sustaining capital expenditures (l)	(2)	(2)	(8)	(8)
Other (m)	2	2	12	14
Cash available for distribution (CAFD)	$35	$27	$173	$126

a)
Includes reductions/(increases) within operating revenues due to net amortization of favorable and unfavorable rate revenue contracts as detailed in the reconciliation of Adjusted Revenue, and losses on disposal of property, plant and equipment.

b)
Non-operating items and other items incurred directly by TerraForm Power that we do not consider indicative of our core business operations are treated as an addback in the reconciliation of net loss to Adjusted EBITDA. These items include, but are not limited to, extraordinary costs and expenses related primarily to IT system arrangements, relocation of the headquarters to New York, and legal, third party diligence, contractor fees and advisory fees associated with acquisitions, dispositions, financings, and other non-recurring activities. TerraForm Power’s normal, recurring general and administrative expenses in Corporate, paid by TerraForm Power, are the amounts shown below and were not added back in the reconciliation of net loss to Adjusted EBITDA:

$ in millions	Q4 2019	Q4 2018	YTD 2019	YTD 2018
Operating general and administrative expenses in Corporate	$9	$9	$34	$29

c)
Represents the Regulated Solar and Wind segment’s Price Band Adjustment to Return on Investment Revenue as dictated by market conditions. To the extent that the wholesale market price is greater or less than a price band centered around the market price forecasted by the Spanish regulator during the preceding three years, the difference in revenues assuming average generation accumulates in a tracking account. The Return on Investment is either increased or decreased in order to amortize the balance of the tracking account over the remaining regulatory life of the assets.

d)	Represents management fee that is not included in Direct operating costs.
e)
Represents other non-cash or non-operating items as detailed in the reconciliation of Adjusted Revenue and associated footnote and certain other items that we believe are not representative of our core business or future operating performance, including but not limited to: loss/(gain) on foreign exchange (“FX”), unrealized loss on commodity contracts, loss on investments and receivables with affiliate, and one-time blade repairs related to the preparation for GE transition.

f)
Represents unrealized (gain)/loss on commodity contracts associated with energy derivative contracts that are accounted for at fair value with the changes recorded in operating revenues, net. The amounts added back represent changes in the value of the energy derivative related to future operating periods, and are expected to have little or no net economic impact since the change in value is expected to be largely offset by changes in value of the underlying energy sale in the spot or day-ahead market.

g)	Represents net amortization of purchase accounting related to intangibles arising from past business combinations related to favorable and unfavorable rate revenue contracts.
h)
Primarily represents insurance compensation for revenue losses, transmission capacity revenue, and adjustments for solar renewable energy certificate (”SREC”) recognition and other revenue due to timing.

i)
Represents project-level and other interest expense and interest income attributed to normal operations. The reconciliation from Interest expense, net as shown on the Consolidated Statements of Operations to adjusted interest expense applicable to CAFD is as follows:

$ in millions	Q4 2019	Q4 2018	YTD 2019	YTD 2018
Interest expense, net	$(51)	$(72)	$(298)	$(249)
Amortization of deferred financing costs and debt discounts	6	3	14	11
Other, primarily fair value changes in interest rate swaps and purchase accounting adjustments due to acquisition	(27)	(3)	(5)	(18)
Adjusted interest expense	$(72)	$(72)	$(289)	$(256)

j)	Represents levelized project-level and other principal debt payments to the extent paid from operating cash.
k)
Represents cash distributions paid to non-controlling interests in our renewable energy facilities. The reconciliation from Distributions to non-controlling interests as shown on the Consolidated Statement of Cash Flows to Cash distributions to non-controlling interests, net for the three months December 31, 2019 and 2018 is as follows:

$ in millions	Q4 2019	Q4 2018	YTD 2019	YTD 2018
Purchase of membership interests	$(13)	$(8)	$(31)	$(29)
Buyout of non-controlling interests and Additional Paid in Capital	—	2	4	2
Adjustment for non-operating cash distributions	9	—	10	1
Normalized distributions to non-controlling interests	$(3)	$—	$(3)	$—
Purchase of membership interests and distributions to non-controlling interests	$(7)	$(6)	$(20)	$(26)

l)	Represents long-term average sustaining capital expenditures to maintain reliability and efficiency of the assets.
m)
Represents other cash flows as determined by management to be representative of normal operations including, but not limited to, wind plant “pay as you go” contributions received from tax equity partners, interconnection upgrade reimbursements, cash tax payments, and recognized SREC gains that are covered by loan agreements.